Exhibit 10.26

UNITY PLATFORM SOFTWARE AND HOSTING

SERVICES AGREEMENT

This Unity Platform Software and Hosting Services Agreement (“Agreement”) dated April 26, 2010 is by and between FVA VENTURES, INC. dba VISALUS SCIENCES (“Client”), having its principal place of business at 1607 E. Big River Road, Suite 110, Troy, MI 48083, and SOLUTION X GLOBAL, LLC, a Delaware limited liability company (“SolutionX”) having its principal place of business at 3520 N. University Ave., Suite 300, Provo, Utah 84604.

1. Recitals.

A. Client is a multi-level marketing company offering products in the health and wellness field.

B. SolutionX is a marketing company offering world class, state of the art, leading edge web-based software solutions to help MLM and Direct Sales companies better market and grow their businesses.

C. Client is already under contract with SolutionX using an earlier software platform, and now desires to license, migrate to, and implement SolutionX’s flagship web-based software solution known as the Unity Platform.

D. This Agreement contains the terms and conditions agreed to between the Parties. This Agreement will constitute a binding contract between the Parties that will be enforceable by either Party in accordance with its terms and conditions. All terms set forth in this Agreement, including fees and charges, are fixed for the initial term of this Agreement, and shall be alterable only with the mutual written consent of both Parties.

2. Definitions.

A. “Party” shall mean either Client or SolutionX, and “Parties” shall mean both.

B. “Subscriber(s)” shall mean current and future distributors and customers in Client’s organization who subscribe to the Unity Platform.

C. “Unity Platform” shall mean SolutionX’s world class, leading edge, web-based software program developed and customized for Client as defined within this Agreement including all related exhibits. The Unity Platform is an online integrated web 2.0 software solution for Client and Client’s Subscribers and Customers. The Unity Platform will assist Subscribers with their independent businesses by providing, among other things, their own industry leading personalized replicated websites, with web 2.0 integrated social networking, marketing and communication tools, training modules, calendar scheduling, email, and many other customized features as outlined in the Vi-Net Unity Scope document attached. The Unity Platform also includes SolutionX’s web hosting services for the Unity Platform, which facilitates the automated deployment and centralized administration of database driven, e-commerce equipped, personal websites and included business tools as described herein.

D. “Scope” shall mean The Unity Platform and all initial functionality and features that will be included in the initial launch as outlined in the Vi-Net Unity Scope document attached.

E. “Pro Version” shall mean the full version of the Unity Platform as outlined in the Vi-Net Scope document attached and Exhibit B.

F. “Ultra-Pro Version” means the full version of the Unity Platform plus additional add on features as may be agreed to in the future by the Parties.

G. “Lite Version” shall mean the limited version of the Unity Platform as outlined in the Vi-Net Unity Scope document attached. The Lite Version will be the default version for distributors, and will be provided by Client at no charge to distributors who do not subscribe to either the Pro Version or Ultra-Pro Version.

H. “Customer Version” shall mean the very limited version of the Unity Platform as outlined in the Vi-Net Unity Scope document attached.

I. “Launch” shall mean the official live release of the Unity Platform as described in the Vi-Net Unity Scope document attached to Client and Subscribers for subscription and use at the agreed upon time.

3. Initial Set Up & Development Fees. SolutionX agrees to deliver the Unity Platform as described in the Vi-Net Unity Scope document attached in consideration of the terms herein and all fees described in Exhibit B.

4. Client License. Upon execution of this Agreement and payment of the initial set up and development fees outlined in Exhibit B, Client shall be granted a non-exclusive, royalty-free, worldwide license to use and promote the Unity Platform throughout the term of this Agreement. Each Subscriber shall be granted an individual license to access and use the Unity Platform as outlined herein.

5. Unity Platform Launch.

A. Launch Dates. SolutionX agrees that the Unity Platform with the Scope of Features as outlined in the Vi-Net Unity Scope document attached will be completed and ready for Launch according to the Schedule as outlined in the Vi-Net Unity Scope document attached. Client reserves the right to extend the beta testing period and delay the launch if the Unity Platform does not meet Client’s reasonable expectations as outlined in the Vi-Net Unity Scope document.

B. Client Cooperation. The actual Launch date of the Client’s Unity Platform as set forth in the Vi-Net Unity Scope document attached is contingent upon Client’s timely delivery to SolutionX of all requested content, materials, information, and approvals as specifically set forth in the Vi-Net Unity Scope document attached. SolutionX may delay the Launch date or other deadlines at its discretion if there are significant delays in receiving requested items.

C. Commission/Genealogy Software Integration. Client agrees to allow SolutionX to fully integrate with Client’s commission/genealogy software in order for the Unity Platform to have the full functionality outlined in this Agreement. Client agrees to fully cooperate with SolutionX to secure necessary permissions and support from Client’s commission – genealogy software provider (currently Exigo) in order for the integration to take place timely and effectively.

D. Interim Hosting. The Parties agree that SolutionX will continue to provide hosting and support for Client’s current platform Vi-Net site as set forth in the existing Agreement entitled Software and Hosting Services Agreement dated June 15, 2009 until Client’s new Unity Platform is successfully launched. Client agrees to pay SolutionX $16,000 per month beginning April 1, 2010, and payable on the fifteenth (15th) of each month through June, 2010, or beyond if the Launch date is pushed back. SolutionX will continue to be responsible for the costs of hosting and maintaining Client’s Vi-Net site during this period including paying for Rackspace and Videobloom costs, and Jade Charles’ costs relating to support for Vi-Net.

6. Customer Service, Technical Support, and Reports.

A. First Level Customer Service. Client will be responsible for first level customer service to all Subscribers for such things as Subscriber sign-ups and cancellations, issuing of Subscriber login information and passwords, and answering general customer service questions.

B. Second Level Technical Support. SolutionX shall provide second level technical support to Client relating to the Unity Platform as outlined in Exhibit D, which will include email and phone support between the hours of 8 AM and 6 PM Mountain Standard Time, Monday through Friday except Holidays. Extended hours and foreign language support can be provided at prices outlined in Exhibit C. SolutionX will use all commercially reasonable means to resolve Client and Subscriber related issues as outlined in this Agreement.

C. Reports. Most data and reports will be accessible by Client within the Unity Platform. Custom reports not otherwise available to the Client directly through the Unity Platform can be provided by SolutionX as a custom development project.

7. Subscriber Payment Processing & Merchant Fees.

Client, in its sole discretion, will be responsible for the setting of the subscription price and for payment processing of subscription fees for Subscribers as well as cancellations and refunds. Client agrees to pay to SolutionX all fees as outlined in Exhibit B by the 15th day of each month for the prior month’s fees.

8. Unity Platform Modifications & Custom Development.

A. Client Control. All of SolutionX’s services provided to Client under this Agreement shall be subject to the reasonable supervision, direction, and approval of Client. SolutionX will work closely with Client to meet Client’s reasonable expectations so that Client can achieve its purposes, goals, and objectives in implementing the Unity Platform.

B. Custom Development & New Features. Any additional customization, modifications, enhancements, integrations, or new features requested by Client outside of the Vi-Net Unity Scope document attached shall be bid on a per project basis, billed at the rates described in Exhibit C, and agreed to in writing. For invoices in excess of $3,000, Client shall pay half of the total invoice in advance before work begins, and the balance upon completion of work. For invoices under $3,000, the invoice will be sent to Client upon completion of the project. However, for the current $10,925 of custom development requests that will be incorporated into the Unity Platform prior to launch, the Parties agree that Client shall pay $6,925 upon signing of this Agreement, and the balance upon completion of the custom development features.

C. Time Frames. SolutionX agrees to complete all contracted work in the time frames agreed to and as outlined herein. SolutionX will meet Client’s scheduling and critical time frames for all custom development, which may include adding staff and/or outsourcing some aspects or all of the custom development to trusted third parties.

D. Third Party Work. Client agrees to have SolutionX perform all custom development work related to the Unity Platform during the term of the Agreement unless otherwise agreed to in writing by the Parties. However, SolutionX’s approval will not be unreasonably withheld. Where SolutionX agrees to allow Client to use a third party to do any custom development work that adversely affects Client’s Unity Platform, SolutionX will not be responsible for any interruptions, damages, costs, or delays caused by such third party work. Client agrees to pay SolutionX for all labor and costs required to repair and restore the Unity Platform to full functionality as existed prior to the third party intervening. All such work performed by SolutionX will be billed in accordance with the fee schedule in Exhibit C.

E. Software Patches & Fixes. SolutionX continually updates and improves the Unity Platform providing platform wide enhancements, patches and bug fixes. These are all provided to Client at no cost to Client. SolutionX agrees to fix at its own cost any problems that occur with Client’s Unity Platform as a direct result of these releases.

9. Web Hosting & Data Storage. During the term of this Agreement, SolutionX shall host and maintain the Unity Platform and Subscriber websites on either (1) SolutionX’s shared hosting environment (on SolutionX’s shared web servers, database servers, and other hardware), or (2) on Client’s dedicated customized hosting solution as agreed to and outlined in Exhibit F. SolutionX shall use one or more reputable, bonded, and insured third party hosting companies selected by SolutionX, including Fibernet Corp., 1155 South 800 East, Orem, UT 84097, and Rackspace Hosting, 9725 Datapoint Drive, Suite 100, San Antonio, TX 78229, both of which are world-class, state of the art, colocation web hosting data centers. SolutionX will take all commercially reasonable precautions to implement and maintain data backup services on the data stored from Client and Subscriber websites to prevent any loss of data. Nevertheless, where SolutionX has taken commercially reasonable precautions, SolutionX is specifically not responsible for any direct or indirect damages or delays caused by a loss of Client or Subscriber data. SolutionX agrees to make Subscriber websites available to Internet users according to the Service Level Agreement set forth in Exhibit D.

10. Domain Names. Client already has or shall acquire and maintain the Internet Protocol address and corresponding domain names listed in Exhibit E.

11. Invoices.

A. All invoices will be sent by SolutionX to Client, and are due net 30 days from date of invoice.

B. Unpaid balances on undisputed invoices over 30 days late will accrue interest at the rate of 12% per annum from the due date. For undisputed invoice balances over 60 days late, SolutionX may, with at least 30 days advance written notice to Client, suspend, disconnect and otherwise remove Client’s and Subscriber’s access to the Unity Platform until the overdue invoices are paid in full. In such event, Client agrees to indemnify, defend, and hold SolutionX harmless as a result of such suspension, disconnection, or interruption of services, including for all costs or expenses that Client or Subscribers may incur whether directly or indirectly. Nevertheless, all commercially reasonable means will be taken to resolve any late payment issues or billing disputes before any disconnection or disruption of the Unity Platform occurs.

C. The Parties further agree that, if at any time Client’s undisputed invoice(s) become past due by more than ninety (90) days, and after notice of such status by SolutionX to Client, then SolutionX may, at its sole discretion, and in addition to any other remedies that SolutionX my be entitled to, enlist a third party to collect monies due from Client. Client shall be responsible for any and all actual legal costs or collection fees incurred by SolutionX, including reasonable attorney fees, in addition to any other damages SolutionX may be entitled to.

12. Exclusivity & Best Efforts.

A. Throughout the term of this Agreement, Client agrees that SolutionX shall be its exclusive provider of all services to Client of the same or substantially similar nature as provided in the Unity Platform and as contemplated by this Agreement.

B. In addition to offering the Pro version of the Unity Platform, Client may choose to offer the free customer version and/or the Lite version and/or the Ultra-Pro version of the Unity Platform. If Client provides any or all of these versions, it shall be outlined and described in the Vi-Net Unity Scope document attached. Client also agrees to exercise commercially reasonable efforts to promote and encourage all distributors to upgrade from the Free customer version or Lite versions to the Pro or Ultra-Pro versions of the Unity Platform so that every distributor will have all the critical business tools and training available in the Pro and Ultra-Pro versions to help maximize their success as distributors.

13. Client Events. Upon written request from Client with reasonable advance notice, SolutionX agrees to provide no less than one SolutionX employee or consultant for assistance at significant events where Client requests SolutionX personnel for training and other promotional purposes. Client shall be responsible for all consulting fees, reasonable travel related expenses, and lodging expenses reasonably incurred by SolutionX personnel requested by Client to attend and participate in these events. SolutionX reserves the right to choose which personnel to send to such events, though SolutionX will always try to comply with Client’s specific requests where possible.

14. Proprietary Materials.

A. Client Proprietary Materials. SolutionX recognizes that Client may provide proprietary materials to be included in the Unity Platform. This may include non-public company information, Subscriber names and information, materials that are copyrighted, patented, trademarked, or any other type of proprietary materials (collectively “Client Proprietary Materials”), all of which shall remain the exclusive property of Client. Client hereby grants to SolutionX a non-exclusive, non-transferrable, royalty-free, worldwide license to use all such protected Client Proprietary Materials provided to SolutionX by Client and its Subscribers for use in the Unity Platform for the duration of this Agreement. SolutionX agrees not to sell, provide, license, or turn over any Client Proprietary Materials to any third party without Client’s written authorization.

B. SolutionX Proprietary Materials. SolutionX likewise retains all ownership and proprietary rights relating to the Unity Platform, including, but not limited to, architecture, design, source code, HTML code, graphical code, technique, methods, processes, documentation, trade secrets, training materials, etc., (collectively “SolutionX Proprietary Materials”). This Agreement does not transfer, sell, assign, or entitle Client to any SolutionX Proprietary Materials. However, during the term of this Agreement, SolutionX grants to Client, its successors and assignees, a non-exclusive, non-transferrable, royalty free, worldwide license to use SolutionX Proprietary Materials in connection with the implementation and use of the Unity Platform and Subscriber websites consistent with the terms of this Agreement.

15. Confidentiality & Non-Disclosure.

A. Confidentiality. During and after the term of this Agreement, neither Party shall permit third parties to have access to any confidential or proprietary information of the other Party, including SolutionX Proprietary Materials or Client Proprietary Materials, without first obtaining the other Party’s written authorization, which authorization may be conditioned upon such third party’s execution and delivery of a confidentiality agreement reasonably acceptable to the other Party. In addition, each Party shall take reasonable and appropriate steps to ensure that its employees and independent contractors who have permissible access to the other Party’s confidential information, to safeguard such information and to not disclose it to third parties without first receiving written authorization from the other Party.

B. Confidential Information. “Confidential Information” includes, but is not limited to, SolutionX or Client Proprietary Materials, and information relating to finances, clients, customers, sales data, Subscribers, Subscriber usage of websites, and all other non-public business, technical, marketing, or intellectual property information relating to each Party’s business. In the event that either Party has access to, or obtains in any way, Confidential Information of the other Party, each Party agrees to use all reasonable means to preserve and protect all Confidential Information obtained, and not to disclose any Confidential Information to any third party, person, or entity without the prior written consent of the other Party, both during and after the term of this Agreement. However, this provision does not apply to any information already publicly known, discovered, or created independent of any involvement with the other Party or otherwise learned through legitimate means other than from such Party. Each Party shall take such actions as may be necessary to ensure that its employees and agents are bound by, and comply with, all the provisions of this Agreement. Each Party shall be fully responsible for all damages stemming from a material breach of this duty.

C. Non-Solicitation. Neither Party shall directly solicit, hire or engage any employees of the other Party. The parties acknowledge that the employees of each Party represent a significant investment in recruitment and training, the loss of which would be detrimental to that Party’s current and future business and profits. The Parties further recognize that determining the damages in the event of a breach of this provision can be very difficult, and therefore agree that, if a Party breaches this provision by directly soliciting personnel of the other Party, then the offending Party shall pay the other Party damages for the breach (exclusive of any other remedy provided herein) of an amount equal to one year’s compensation at the rate the personnel was being paid. This shall be the full measure of damages for breach of this provision. This clause shall terminate one year after the termination of this Agreement.

16. Limitation of Warranties, Liabilities & Risks.

A. LIMITATION OF WARRANTIES. SolutionX makes no warranty, representation or promise not expressly set forth in this agreement. SolutionX disclaims and excludes any and all implied warranties, including, without limitation, the implied warranties of merchantability, fitness for a particular purpose and non-infringement. SolutionX does not warrant that the provided software or service is without defect or error or that the operation of licensed software will be uninterrupted or error free. However, SolutionX does warrant that it will use commercially reasonable efforts to provide a product free of errors or defects, or fix and repair any such errors or defects as they are discovered.

B. LIMITATION ON LIABILITY. SolutionX’s aggregate liability arising from or relating to this agreement, the Unity Platform, maintenance, support or other services regardless of the form of action or claim, (e.g. contract, warranty, tort, malpractice, and/or otherwise) will in no event exceed an amount equal to the total amount received by SolutionX under this agreement (net of any amounts paid to Client). SolutionX will not in any case be liable for any special, incidental, consequential, indirect or punitive damages even if SolutionX has been advised of the possibility of such damages. SolutionX is not responsible for lost profits or revenue, loss of use of licensed software or other programs, loss of data, costs of recreating lost data, the cost of any substitute equipment or program, or claims by any party other than Client, except as otherwise specifically provided for in this Agreement.

C. Allocation of Risk. This Agreement defines a mutually agreed upon allocation of risk and the amounts payable to SolutionX reflect such allocation of risk.

17. Indemnification.

A. Each Party shall defend, indemnify, and hold harmless the other Party, its directors, officers, employees and agents with respect to any third party claim, demand, cause of action, debt or liability, including reasonable legal costs and attorney’s fees, to the extent that it is based upon a claim that arises out of the negligence, gross negligence or willful misconduct of the offending Party.

B. SolutionX shall indemnify, defend and hold Client harmless from any costs or liabilities (including reasonable attorneys’ fees) arising from any third party claim or action brought against Client or the Subscribers arising from allegations that SolutionX’s Unity Platform, when licensed as provided for by this Agreement, infringes any patent, copyright or other proprietary right of any third party.

C. If the Unity Platform or portion thereof becomes the subject of an infringement claim, SolutionX shall, at SolutionX’s expense, use commercially reasonable efforts to: (i) procure for Client and the Subscribers the right to continue to use the Unity Platform or portion thereof, as applicable, as licensed in this Agreement; or (ii) replace or modify the Unity Platform or portion thereof, with a version that is non-infringing, provided that the replacement or modified version provides equivalent or better performance and functionality, in each case at SolutionX’s sole cost and expense. If SolutionX fails or is unable to provide either of these remedies, Client may terminate this agreement with written notice to SolutionX.

D. In claiming any indemnification hereunder, the Party claiming indemnification shall: (1) provide the other Party with prompt written notice of any claim that it believes calls for indemnification under this Agreement; (2) grant the other Party sole control of the defense and all related settlement negotiations, provided that no settlement will be entered into which requires any payment or expenditure by the Indemnified Party without the Indemnified Party’s consent, and (3) provide the other Party with the assistance, information and authority necessary to perform the above. Each Party may, at its option and expense, be represented by separate counsel in any such action.

18. Assignment. Neither Party may assign this Agreement to another person or entity without the written approval of the other Party.

19. Term of Agreement. The initial term of this Agreement shall be as outlined in Exhibit E. At the conclusion of the initial term, this Agreement shall automatically renew for successive one year terms, unless either party gives the other party written notice of termination at least 90 days prior to the end of the then current term.

20. Breach and Termination for Breach.

A. Material Breach. The Parties agree that any breach of one or more provisions of this Agreement that threatens to, or in fact causes the other Party substantial harm, is a material breach, including breach of the non-disclosure, confidentiality, or non-competition provisions by either Party.

B. Notice of Breach. In the event of an actual or perceived material breach of this Agreement by either Party, the termination provisions of this section will not trigger or be available to the non-breaching Party until the non-breaching Party has notified the breaching Party in writing of the alleged material breach, disclosing in reasonable detail the nature of the alleged breach. If the breaching Party agrees that a material breach has occurred of one or more provisions of this Agreement, then the breaching Party shall then have thirty days to reasonably remedy the breach. At the end of the thirty day period, if the breach has not been reasonably remedied, the Agreement may be terminated by the non-breaching Party. However, if the alleged breaching Party denies the breach in writing to the non-breaching Party, and produces with the writing reasonable evidence to support the denial, then the non-breaching Party may not immediately terminate the Agreement, but instead must utilize the dispute resolution provisions outlined below under the paragraph entitled “Disputes”.

C. Termination for Multiple Breaches. In the event that either Party admittedly commits, or is determined by the provisions of this Agreement to have committed two or more material breaches within any one-year term of this Agreement, even if subsequently remedied, the non-breaching Party shall have the right to terminate this Agreement upon ninety (90) days advance written notice.

D. Termination for Bankruptcy. In the event either Party files for bankruptcy, this Agreement may be terminated with thirty (30) days written notice to the Party filing for bankruptcy.

E. Single User License / Purchase of Unity Platform. In the event that Client becomes entitled to receive a copy of the source code for the Unity Platform through any provision(s) of this Agreement, including breach or bankruptcy, then Client shall be entitled to purchase a single user license of the Unity Platform at the pre-agreed upon price as outlined in Exhibit B, or if there is no pre-agreed upon price, then at the market value for the full purchase price for a single user version of the Unity Platform at the time Client becomes entitled to purchase the Unity Platform. Notwithstanding this provision, upon purchasing a single user license version of the Unity Platform under this provision, Client shall be limited in its use of the source code to maintaining and further developing it for Client’s use only, and does not give Client the right to assign, transfer, sell, resell, market, provide, or give the Unity Platform or source code to any other third party.

F. Termination Upon Mutual Consent. This Agreement may also be terminated at any time and with any terms as may be subsequently agreed to in writing by the Parties.

G. Termination For Breach of Section 5(A). This Agreement may be terminated by Client in the event of a breach of Section 5(A) by SolutionX, with thirty (30) days written notice. Termination by Client under this Section shall be without penalty or any fee.

H. Termination For Convenience. This Agreement may also be terminated at any time by Client without cause. Client shall give SolutionX no less than ninety (90) days advance written notice. On or before the termination date, Client shall pay to SolutionX all other sums owed under this Agreement, and in addition, Client shall pay an early termination fee of One Hundred Thousand Dollars ($100,000.00) to SolutionX if Client has terminated for convenience within the first term of this Agreement. SolutionX shall fully cooperate with Client to allow and facilitate Client to migrate its data to another system.

I. Duties Upon Termination. Upon termination of this Agreement, SolutionX shall render inoperable all Subscriber websites and the Unity Platform. Each Party shall return to the other Party all Confidential Information and SolutionX or Client Proprietary Materials in their possession belonging to the other Party.

J. Termination of Subscribers. SolutionX may terminate any Subscriber for non-compliance with the terms of this Agreement and the Subscriber agreement. However, SolutionX must obtain Client’s consent to terminate any Subscriber, which consent shall not be unreasonably withheld. SolutionX will provide Client at least seven (7) days advance written notice of its intent to terminate any Subscriber for non-compliance. SolutionX reserves the right to exercise all remedies allowed at law or in equity in regards to Subscribers violation of the terms of this Agreement or abuse of the Unity Platform.

21. Disputes.

A. Arbitration. All disputes, controversies, claims and differences arising out of, or relating to this Agreement, or any alleged or actual breach thereof, which cannot be settled through correspondence, mutual consultation, and negotiations between the Parties, shall be finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date of this Agreement. Arbitration will be deemed to have commenced when one Party notifies the other in writing that it is demanding formal Arbitration.

B. Selection of Arbitrators. The Parties may agree to use a single Arbitrator. If the Parties cannot agree on the selection of a single arbitrator within thirty (30) days of commencement of formal arbitration proceedings, then each Party shall then have an additional thirty (30) days to appoint one arbitrator of their own choosing. Failure to notify the other Party of the appointed arbitrator within the thirty (30) days allotted shall be deemed a waiver of this right, and the compliant Party’s appointed arbitrator shall serve as the single Arbitrator as if agreed to by both Parties. However, where both Parties give timely notice of their appointed Arbitrators, then the two appointed Arbitrators shall in turn jointly select a third neutral arbitrator. If the two arbitrators chosen by the Parties cannot agree on the choice of the third arbitrator within a period of thirty (30) days after their nominations, then the third arbitrator shall be appointed by the American Arbitration Association.

C. Location. Arbitration proceedings shall be held in Utah County or Salt Lake County in the state of Utah unless the Parties mutually agree to a different location.

D. Authority of Arbitrator(s). If there is a single Arbitrator, then his/her decisions will be final on all matters before him/her. If there are three (3) Arbitrators, then a simple majority of two (2) will be required to make all decisions final. The Arbitrator(s) shall allow the Parties reasonable time to conduct discovery, and shall adjudicate all discovery related disputes. The date, time, and specific location of the arbitration proceedings shall be mutually agreed to by the Parties, but if no agreement is reached, then by the Arbitrator(s). The decision of the Arbitrator(s) on all matters before them shall be final and binding on the Parties, not subject to appeal, and shall deal with the questions of costs of the arbitration, attorney’s fees, and all other related matters. Judgment upon the award or decision rendered by the Arbitrator(s) may be entered in any court having jurisdiction, or application may be made to such court for a judicial recognition of the award and order of enforcement thereof, as the case may be.

E. Governing Law. This Agreement will be governed by the laws of the state of Utah including substantive law, rules of evidence, and discovery.

F. Remedies. Each Party shall be entitled to all remedies at law or in equity in enforcing the provisions and terms of this Agreement. The prevailing Party in any arbitration proceeding under this Agreement shall also be entitled to recover its reasonable costs and attorney fees arising out of prosecution or defense of the disputes raised. Where both Parties prevail in one or more disputes under this Agreement, then the Arbitrator(s) shall determine a fair assessment of costs and attorney fees to be paid by either or both Parties.

G. Injunctive Relief. The Parties acknowledge that any material breach by the other Party of any key provision in this Agreement, and more particularly a breach, or threatened breach, of the confidentiality and non-compete provisions, will give rise to irreparable injury to the other Party inadequately compensable in monetary damages alone. Accordingly, each Party stipulates and agrees that the non-breaching Party may seek and obtain preliminary and/or permanent injunctive relief against the offending Party for any such breach, or threatened breach, and without the necessity of posting bond. Such relief will be in addition to any other legal or equitable remedies which may be available to non-breaching Party.

H. Force Majeure. A Party shall be excused from delays or failure to perform its duties (other than payment obligations) to the extent such delays or failures result directly from acts of nature, riots, war, acts of public enemies, fires, epidemics, labor disputes, or any other unpreventable and substantially disruptive or destructive causes well beyond the Party’s reasonable control. Nevertheless, either Party may terminate this Agreement if a delay in performance by the Party seeking excuse under this provision exceeds thirty (30) days regardless of cause.

I. Waiver. The waiver by either Party of any default, breach, or obligation hereunder shall be ineffective unless in writing, and shall not constitute a waiver of any subsequent breach or default. No failure to exercise any right or power under this Agreement or to insist on strict compliance shall constitute a waiver of the right in the future.

22. Publicity. Each Party has the right to publish the relationship between the Parties so long as neither party makes any derogatory, disparaging, false or misleading statements or claims about the relationship or the other Party’s business, products, or services.

23. Independent Contractor. The Parties to this Agreement are independent contractors, and there is no relationship of agency, partnership, joint venture, employment or franchise between the Parties. Neither Party has the authority to bind the other or to incur any obligation on the other’s behalf.

24. Headings. The section headings contained in the Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

25. Severability. If any term or provision of this Agreement is held invalid or unenforceable by the Arbitrator(s) or a court of competent jurisdiction, such term shall be severed, and the remaining terms of this Agreement shall be interpreted in such a way as to give maximum validity and enforceability to this Agreement.

26. Entire Agreement. This Agreement sets forth the entire agreement between the Parties on this subject and supersedes all prior communications, negotiations, understandings, and agreements between the Parties concerning the subject matter. No amendment or modification of this Agreement shall be made unless agreed to in writing and signed by both Parties.

27. Counterparts. This Agreement may be executed in counterparts, each of which counterparts shall be deemed an original, all of which together shall constitute one and the same document. Nevertheless, where a fully executed original of this Agreement cannot be found or produced, a true copy of a fully executed copy of this Agreement shall be treated as an original for all purposes, but an unsigned copy shall not be deemed valid. Any signed electronic, scanned, or facsimile copy of this Agreement shall be deemed to be an original copy.

28. Notices. All payments shall be sent to the address below, and all notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered personally, or (ii) when received by the addressee if sent by regular mail or by Express Mail, Federal Express or other express delivery service, in each case to the other Party at the addresses listed below. Either Party may change their official address by advance written notice to the other Party:

If to Client, to:

ViSalus Sciences Attn: John Tolmie

1607 E. Big Beaver Rd., Suite 110, Troy, MI 48083

Phone (248) 524-9520 Fax: (248)-524-9523

If to SolutionX, to:

Solution X Global, LLC; Attn: Rodger Smith or Scott Shields

3520 N. University Ave., Suite 300, Provo, UT 84604

Phone (801) 224-4444; Fax (801) 224-4457

The signers to this Agreement fully represent that they have complete authority from their respective companies to sign on their behalf and to bind them to this Agreement without limitations. Breach of this representation shall be considered a material breach, and if done knowingly, shall immediately upon discovery give the non-breaching Party the right to immediately void the contract and pursue all legal remedies for such misrepresentation or fraud without the limitations of arbitration outlined in this Agreement.

IN WITNESS WHEROF, the undersigned have executed this Agreement

Client: FVA Ventures - Visalus Sciences

By:	Signature	/s/ John Tolmie

	Printed Name	JOHN TOLMIE

	Title	Sr VP Finance & Admin

	Date	April 26, 2010

SolutionX:

By:	Signature	/s/ Scott M. Shields

	Printed Name	SCOTT M. SHIELDS

	Title	PRESIDENT

	Date	4-27-10